EXHIBIT 99.1

NEWS RELEASE

Contact:	Laura Catalino Talya Nevo-Hacohen 562-733-5100

HEALTH CARE PROPERTY INVESTORS, INC. ANNOUNCES SETTLEMENT OF DISPUTE WITH FORMER EXECUTIVE

LONG BEACH, CA., August 26, 2004 — Health Care Property Investors, Inc. (NYSE: HCP) announced today the settlement of a previously disclosed lawsuit brought by James G. Reynolds, a former executive officer of HCP, against HCP and two of its senior executives. The terms of the settlement agreement include a payment of $2.9 million to Reynolds of which HCP’s insurance carrier will contribute approximately $1.25 million. Of the remaining $1.65 million amount to be paid by HCP, $750,000 has previously been accrued resulting in an incremental charge of approximately $900,000 to be recognized during the third quarter of 2004. This $900,000 incremental charge was not previously incorporated into HCP’s 2004 net income or funds from operations guidance.

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Health Care Property Investors, Inc. (NYSE:HCP) is an equity real estate investment trust (REIT) that invests directly or through joint ventures in health care facilities. As of June 30, 2004, the Company’s portfolio of properties, including investments through joint ventures and mortgage loans, included 538 properties in 43 states and consisted of 30 hospitals, 178 long-term care facilities, 121 assisted living and continuing care retirement communities (CCRCs), 185 medical office buildings and 24 other health care facilities. For more information on Health Care Property Investors, Inc., visit the Company’s web site at www.hcpi.com.